Exhibit 99.1

China Pharmaceuticals, Inc. Announces Record Sales for First Quarter 2010

XI’AN, China--(BUSINESS WIRE)—Monday, June 14, 2010. China Pharmaceuticals, Inc. (OTC Bulletin Board: CFMID) ("China Pharmaceuticals, Inc." or the "Company"), one of China’s leading manufacturers and distributors of prescription and over-the-counter pharmaceuticals, today announced record sales for its first quarter ended March 31, 2010. The Company's quarterly report on Form 10-Q was filed on May 17, 2010 with the United States Securities and Exchange Commission.

"We are delighted to report a strong first quarter of 2010, with revenues significantly exceeding our expectations. We continue to believe that the factors that contributed to this performance were strong sales from our new products and the successful restructuring of our sales and marketing network. We recorded $7,053,199 in total revenue for the quarter ended March 31, 2010, a strong 50% increase compared to the same quarter in 2009. At the same time, we also reduced our current liabilities by 61%. We are confident that our strong cash position combined with no long-term debt and significantly reduced current liabilities will provide us with significant flexibility to continue to maintain our current growth trajectory and to pursue continued organic growth at an accelerated pace,” stated Mr. Guozhu Wang, Chairman and Chief Executive Officer of China Pharmaceuticals, Inc. "We are focused on continuing to expand our portfolio of high margin products that address major disease categories and on continuing to build sustainable growth in revenues and profits."

First Quarter 2010 Highlights versus quarter ended March 31, 2010:

•	Total revenue for the quarter increased 50% year-over-year to $7,053,199
•	Gross profit increased 53% to $4,233,021
•	Working Capital rose 19% to $11,006,657
•	Total Liabilities decreased 61%, Long-term Debt remains at Nil
•	Shareholders' Equity grew 5.3% to $30,154,106

Sales and Operations

Total revenue for the quarter ended March 31, 2010 increased 50% to $7,053,199 from $4,693,433 for the quarter ended March 31, 2009. Gross profit rose 53% to $4,233,021, as compared to $2,764,139 for the same quarter in 2009. Gross profit margin increased to 60%, compared to 59% for the previous period. Operating income decreased by 3% to $2,118,935 from $2,189,154 for the quarter ended March 31, 2009, due to an increase in selling and general administrative expenses that were a factor in driving the increase in sales for the period. Net income also decreased by 14% to $1,547,876, as compared to $1,802,769 for the quarter ended March 31, 2009.

Financial Condition

As of March 31, 2010, the Company had $5,518,587in cash as compared to $6,685,630, at the end of December 31, 2009, a decrease of 17%. Cash flow from operating activities decreased by 23% to $1,341,061 which was primarily due to increased selling and general administrative expenses reducing net income. Working capital improved to $11,006,657, an increase of 19% from $9,243,121 as of December 31, 2009, primarily due to repayment of short-term bank loans and a 31% reduction in accounts payable, both of which ultimately contributed to a 61% decrease in total current liabilities. Long-term debt remains at Nil. Shareholders' equity as of March 31, 2010 was $30,154,106 as compared to $28,624,514 at the end of December 31, 2009, representing a 5.3% increase.

Outlook for 2010

"Fiscal 2010 is expected to be a transitional year for China Pharmaceuticals, Inc. as we prepare for the introduction of new drugs and pursue additional opportunities for both organic growth and potential strategic acquisitions. Our current outlook reflects only the drugs that we have in hand today and will be subject to update as we execute strategic initiatives to expand our market position and profitability in the future. We remain very confident regarding our future growth prospects and look forward to sharing further details with our shareholders as our expansion plans reach a definitive stage," concluded Mr. Guozhu Wang.

About China Pharmaceuticals, Inc.

China Pharmaceuticals, Inc., www.chinapharmaceuticalsinc.com , has its headquarters in the City of Xi’an, Shaanxi Province, China. The Company identifies, discovers, develops, manufactures and distributes both prescription and over-the counter, including both conventional and Traditional Chinese Medicines, pharmaceutical products for the treatment of some of the most common ailments and diseases. China  Pharmaceuticals, Inc. currently manufactures 85 pharmaceutical products in the form of capsules, oral solutions, tablets, granules, syrups, medicinal teas, tincture and solutions for injection that are either small volume parenteral solutions that are freeze dried powders or large volume parenteral solutions. China Pharmaceuticals, Inc.’s modern high-tech manufacturing facilities are based in Hanzhong and the Xi’an Jinghe Industrial Zone, both in Shaanxi Province.

For the twelve months ended December 31, 2009, China Pharmaceuticals, Inc. recorded record financial results. Total revenue was $26,708,285, representing a 47% increase year-over-year, and net income rose to $8,907,379, representing a 21% increase over the previous fiscal year. Operating income rose 21.26% year-over-year to $10,913,289. Cash flow from operating activities rose 69.9% to $8,924,102. As at December 31, 2009, shareholders’ equity was $28,624,514 and total assets were $33,694,796.

For more information, please contact:

China Pharmaceuticals, Inc. (OTCBB:CFMID)
Mr. Guozhu Wang, Chief Executive Officer
Mr. Guiping Zhang, President
Mr. Tao Lei, Chief Financial Officer
24th Floor, Building A, Zhengxin Mansion
No. 5 of 1st Gaoxin Rd., Hi-Tech Development Zone
Xi’an City, Shaanxi Province, PRC
Phone: 86-29-8406-7215
Website: www.chinapharmaceuticalsinc.com
E-mail: ir@chinapharmaceuticalsinc.com

Safe Harbor Statement
This announcement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact in this announcement are forward-looking statements, including but not limited to, the company's ability to raise additional capital to finance the company's activities; the effectiveness, profitability, and the marketability of its products; legal and regulatory risks associated with the share exchange; the future trading of the common stock of the company; the ability of the company to operate as a public company; the period of time for which its current liquidity will enable the company to fund its operations; the company's ability to protect its proprietary information; general economic and business conditions; the volatility of the company's operating results and financial condition; the company's ability to attract or retain qualified senior management personnel and research and development staff; and other risks detailed in the company's filings with the Securities and Exchange Commission and available on its website at http://www.sec.gov. These forward-looking statements involve known and unknown risks and uncertainties and are based on current expectations, assumptions, estimates and projections about the companies and the industry. The company undertakes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances, or to changes in its expectations, except as may be required by law. Although the company believes that the expectations expressed in these forward looking statements are reasonable, they cannot assure you that their expectations will turn out to be correct, and investors are cautioned that actual results may differ materially from the anticipated results.